EXHIBIT 10.16

[LETTERHEAD OF SEARS HOLDINGS CORPORATION]

April 21, 2017

Robert A. Riecker
Controller & Head of Capital Market Activities

Dear Rob,
On behalf of Sears Holdings Corporation (“SHC”), as approved by of the Compensation Committee (“Compensation Committee”) of SHC’s Board of Directors, I am pleased to provide you with the following changes to your position and compensation, effective today, April 21, 2017:

1.	You will serve as and have the title of Chief Financial Officer of Sears Holdings Corporation.

2.	Your annual base salary rate will be $650,000.

3.
Your Target incentive opportunity under SHC’s Annual Incentive Plan (“AIP”) will be 100% of your annual base salary except that your target incentive opportunity under the 2017 fiscal year AIP will be based on proportionate shares of your prior and new annual base salary rate and prior and new AIP percentages. Any annual incentive payable with respect to a fiscal year will be paid by April 15th of the following fiscal year, provided that you are actively employed at the payment date.

NOTE: Under the Internal Action letter date October 13, 2016, your minimum AIP payments for each of the 2017 and 2018 fiscal years will be $262,500, provided you are actively employed on the relevant payment date. These provisions remain in effect.

4.
Your Target incentive opportunity under SHC’s Long-Term Incentive Program (“LTI”) will be 100% of your new annual base salary rate, i.e., $650,000. Your target incentive opportunity under SHC’s 2017 LTI will be calculated as if your new annual base salary rate had been in effect since the first day of the 2017 fiscal year through February 1, 2020, the last day of SHC’s 2019 fiscal year and the last day of the 2017-2019 LTI performance period. SHC’s LTI is comprised of two separate programs: (i) Cash Long-Term Incentive Plan (“Cash LTI”), a time-based vesting program; and (ii) Long-Term Incentive Program (“LTIP”), a performance-based program. For the 2017-2019 period, your Cash LTI Target opportunity is equal to 25% of your total LTI Target opportunity (i.e., $162,500), and your LTIP Target opportunity is 75% of the total (i.e., $487,500). Further details regarding your SHC LTI target award and both programs will be provided to you at a later date.

Robert A. Riecker
April 21, 2017

All terms and conditions of your employment not specifically addressed in this letter remain in full force and effect, including but not limited to each of the following:

•	Offer Letter and Executive Severance Agreement each executed by you on October 3, 2011,

•	Internal Action letter dated January 29, 2014, and executed by you on February 6, 2014,

•	Special Retention Award Agreement dated August 27, 2015, and executed by you on September 1, 2015,

•	Internal Action letter dated August 15, 2016, and executed by you on August 17, 2016, and

•	Internal Action letter dated and also executed by you on October 13, 2016.
To acknowledge and accept these changes, please sign and date below.

Very truly yours,

Julie Ainsworth
Chief People Officer

Accepted:

/s/ Robert A. Riecker	05/03/2017
Robert A. Riecker	Date